UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On May 11, 2009, Target Corporation issued the following news release:

QUESTIONS THAT ATTENDEES MAY WANT TO ASK AT THE

PERSHING SQUARE TOWN HALL

MINNEAPOLIS, May 11, 2009 — Target Corporation (NYSE:TGT) has suggested some questions that those attending today’s Pershing Square town hall may want to ask.  Target shareholders deserve clear, straightforward answers to the following questions:

•                  Pershing Square began pushing its risky REIT proposal in May 2008, including hosting town halls on October 29 and November 19, 2008.  On November 21, 2008 the Target Board announced its decision not to pursue Pershing Square’s risky real estate proposal. Following this announcement, at a meeting on February 12, 2009, Bill Ackman continued to press Target to implement his proposal and stated that he believed he needed to join the Target Board to be able to effectively express his point of view.  About one month later, Pershing Square launched its proxy contest in an attempt to get onto the Target Board.  During the 20 months of discussions prior to the proxy contest with Target, Pershing Square never criticized Target’s Board or management.  Why should Target shareholders believe that this proxy fight is about anything other than Pershing Square’s REIT proposal?

•                  The highly leveraged and concentrated nature of Pershing Square’s investment strategy for its Pershing Square IV fund has led to huge losses for its investors.  Pershing Square’s proposals for Target have involved adding substantial leverage.  Does Pershing Square still think it is appropriate for a fiduciary of Target to advocate taking leverage to risky levels?

•                  Pershing Square’s first proposal to Target on August 2, 2007, was for the Company to repurchase $15 billion in stock, which would have required billions of dollars in incremental borrowings.  We believe this would have meaningfully degraded Target’s credit rating and significantly impaired its ability to raise capital. With the benefit of hindsight, does Pershing Square agree that its proposed course of action would have been financially irresponsible for Target?

•                  Has Bill Ackman discussed with his corporate governance expert, Professor Ronald Gilson, Jim Donald’s plan to abandon Rite Aid’s Board after only one year if Mr. Donald is successful in getting onto Target’s Board?  What does that say about Jim Donald’s and Bill Ackman’s commitment to shareholders and good corporate governance?  In addition, we are curious why Jim Donald’s willingness to drop from the Rite Aid Board, if elected to Target’s Board, was not included in Pershing Square’s bio of Jim Donald in the RiskMetrics Group presentation.

•                  We believe both Target and Wal-Mart are great retailers, each of which has created a lot of value for its shareholders.  The Target stock has outperformed Wal-Mart over a 10 year period, a 5 year period, and in 2009 to date(1).  We note that Pershing Square has “cherry picked” time periods in order to claim that Target has underperformed.  Isn’t it obvious that Pershing Square has done this in order to try to put Target in the worst light possible?

•                  The share price of Borders Group, Inc. has declined by 73% since one of Pershing Square’s partners was appointed to the board on January 17, 2008(2).  Is this the reason Borders was not included in the list of Pershing Square investments in the Pershing Square definitive proxy statement?

•                  Target’s 2006, 2007 and 2008 Annual Meetings were held in fully constructed, soon to be opened stores.  Does Pershing Square truly believe that the Waukesha, WI store will not be in the same great condition for Target’s 2009 Annual Meeting?  And does Pershing Square really think that Waukesha, a Milwaukee suburb, does not have internet or cell phone service that Pershing Square can access?

The Target Board of Directors urges its shareholders to support Target’s Board and management by voting FOR the four nominees proposed by the Board and FOR the proposal to set the size of the Board at 12, by voting the WHITE proxy card, and to not return any proxy card sent by Pershing Square.

Shareholders who have questions about voting or the matters to be voted upon at the Annual Meeting are encouraged to call MacKenzie Partners, Inc. at 800-322-2885 Toll-Free or Georgeson at 866-295-8105 Toll-Free.  The company will hold the 2009 Annual Meeting of Shareholders on Thursday, May 28, 2009.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states.  Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Contact:

Target Corporation

John Hulbert, 612-761-6627

or

Susan Kahn, 612-761-6735

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, 212-355-4449

or

Tim Lynch, 212-355-4449

(1) 10-Year (May 7, 1999 to May 8, 2009)  TGT: +39%  WMT: +12%; 5-Year (May 7, 2004 to May 8, 2009)  TGT: +1%  WMT:
-7%; 2009 YTD (December 31, 2008 to May 8, 2009)  TGT: +27%  WMT: -11%

(2) January 17, 2008 to May 8, 2009